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                                  EXHIBIT 23.8


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                                                                    EXHIBIT 23.8


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PERSONAL AND CONFIDENTIAL

October 24, 1997


Board of Trustees
Arbor Property Trust
One Tower Bridge, Suite 800
West Conshohocken, PA 19426


Re: Proxy Statement/Prospectus of Vornado Realty Trust and Arbor Property Trust

Ladies and Gentlemen:

Reference is made to our opinion letter dated as of August 22, 1997 with respect to the fairness, as of such date, from a financial point of view, to the holders of the outstanding common shares of beneficial interest, no par value (the 'Shares'), of Arbor Property Trust (the 'Company') of the exchange ratio of
0.121905 common shares of beneficial interest, par value $0.04 per share, of Vornado Realty Trust ('Parent') to be received for each Share or, at the election of a beneficial holder of Shares, 0.153846 preferred shares of beneficial interest, no par value, designated as Series A Convertible Preferred Shares of Beneficial Interest, liquidation preference $50 per share, of Parent to be received for each Share, all pursuant to the Agreement and Plan of Merger dated as of August 22, 1997 among Parent, Trees Acquisition Subsidiary, Inc., a wholly owned subsidiary of Parent, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Trustees of Arbor Property Trust in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filled with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with out prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement/Prospectus.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions 'Summary--The Merger--Opinion of Arbor Financial Advisor' and

'Opinion of Arbor Financial Advisor' and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,



                                          GOLDMAN, SACHS & CO.